SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 30, 2005

                                  VAXGEN, INC.
             (Exact name of Registrant as Specified in its Charter)

           DELAWARE                   0-26483                   94-3236309
(State or other jurisdiction of     (Commission              (I.R.S. Employer
 incorporation or organization)     File Number)          Identification Number)

            1000 MARINA BLVD., SUITE 200, BRISBANE, CALIFORNIA 94005
                  (Address of Principal Administrative Offices)

       Registrant's Telephone Number, Including Area Code: (650) 624-1000


   --------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

                                   ----------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                 SECTION 1--REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01  Entry into a Material Definitive Agreement.

The information set forth in Item 3.02 is hereby incorporated into Item 1.01 by reference.


                        SECTION 2--FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation.

The information set forth in Item 3.02 is hereby incorporated into Item 2.03 by reference.

                    SECTION 3--SECURITIES AND TRADING MARKETS

Item 3.02.  Unregistered Sales of Equity Securities.

      On March 30, 2005, VaxGen, Inc. (the "Company") entered into individual purchase agreements purchase agreement with a group of accredited investors for the private placement of $31.5 million of its 5 1/2% Convertible Senior Subordinated Notes due 2010 (the "Notes"). When issued, the notes will require semi-annual payment of interest in cash at a rate of 5 1/2%, convert, at the option of the holder, into VaxGen common stock at an initial conversion price of approximately $14.76 per share subject to adjustment, and constitute senior subordinated obligations of VaxGen. The securities were sold pursuant to Rule 506 of the Securities Act and thus were exempt from the registration requirements of the Securities Act of 1933. The transaction is expected to close on April 5, 2005.

                             SECTION 8--OTHER EVENTS
Item 8.01.  Other Events.

      On March 31, 2005, the Company issued a press release entitled, "VaxGen Announces Pricing of $31.5 Million of Convertible Senior Subordinated Notes".

      This press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

      VaxGen hereby updates its Risk Factors and the description of its Business as follows:

Forward-Looking Statements and Risk Factors

      This report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the "safe harbor" created by those sections. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "predict," "potential" and similar words or phrases or the negatives of these words or phrases. We have based these forward-looking statements on our current expectations about future events. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in these statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the report, including those discussed in this report under the heading "Risk Factors" below.

      Because the risk factors referred to below could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. When used in the report, unless otherwise indicated, "we," "our" and "us" refers to VaxGen.


                                       1.

                                  RISK FACTORS

Risks Related to Our Business

      We do not have current financial statements and therefore you are not currently able to evaluate our current financial condition or operating history and results.

      We are in the process of restating our prior historical financial statements and engaged our new independent auditors to reaudit our prior financial statements. In July 2004, we announced that we were reauditing and restating our financial statements for the fiscal years ended December 31, 2003 and 2002, because we determined that we should recognize revenue from certain government contracts as costs are incurred, instead of after completing contract milestones. In October 2004, we announced that we would also be reauditing and restating our financial statements for the fiscal year ended December 31, 2001. In connection with the restatement of our financial statements for the fiscal year ended December 31, 2001, we are also making adjustments to our balance sheet as of December 31, 2000.

      Furthermore, we are currently evaluating whether it is necessary for us to include the financial statements of Celltrion, Inc., a development stage South Korean contract manufacturing company ("Celltrion"), with our own. If we determine that Celltrion's results should be integrated into our own we may be required to have the financial statements of Celltrion prepared and audited in conformity with U.S. GAAP and U.S. Auditing Standards and to record our investment in Celltrion at fair market value and record our share of the venture's start-up losses and impairment reserves. This process will take additional time to complete and will delay the completion of the reauditing and restating our financial statements. Due to these restatements, and the potential need for us to integrate Celltrion's financial statements into our own, you cannot rely on our previously filed financial statements, or on the information that was prepared therefrom for the fiscal years ended December 31, 2003, 2002 and 2001.

      While we plan to have these financial statements prepared as quickly as possible, we do not know when, if ever, our financial statements will be completed. Until we complete the reaudit of the financial statements for fiscal years ended December 31, 2003, 2002 and 2001, restate those financial statements, determine our treatment of Celltrion with respect to our financial statements, and file financial statements for the fiscal year ended December 31, 2004 and any ensuing periods, we will be delinquent in our filings required under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

We are not currently listed on a national exchange or on the Nasdaq National Market or Nasdaq SmallCap Market, and cannot assure you we will ever be listed.

      As a result of our failure to have current financial statements for the fiscal years ended December 31, 2003, 2002 and 2001, we have been delisted from the Nasdaq National Market ("Nasdaq"), and our common stock is not currently listed on any national stock exchange or on Nasdaq or the Nasdaq


                                       2.

SmallCap Market. Until we complete the reaudit and restatement of our financial statements for the fiscal years ended December 2003, 2002 and 2001 and make all other necessary filings with the Securities and Exchange Commission (the "SEC") pursuant to Sections 13 and 15(d) of the Exchange Act, we will not be able to apply for our common stock to be re-listed on Nasdaq or for our common stock to be listed on a national exchange or the Nasdaq SmallCap Market. We do not know when, if ever, this will be completed, and thus, whether our common stock will ever be listed. In addition, we cannot be certain that Nasdaq will approve our stock for relisting. In order to be eligible for relisting we must meet Nasdaq's initial listing criteria, and we believe we will need to be in compliance with Sections 13 and 15(d) of the Exchange Act. Our common stock is currently traded on the Pink Sheets, LLC.

We may not be compliant with Section 404 under the Sarbanes-Oxley Act of 2002.

      Section 404 under the Sarbanes-Oxley Act of 2002 requires that we perform an assessment of our internal controls over financial reporting, and engage our independent auditors to perform an audit of our internal control over financial reporting. We are required to complete the assessment as to the adequacy of our internal control reporting as of December 31, 2004.

      Our auditors have expressed serious concerns that we did not allow sufficient time for us and our auditors to complete our and their respective responsibilities before December 31, 2004. If our independent auditors conclude that we failed to complete the required assessment as to the effectiveness of our internal controls over financial reporting or if they conclude that they were unable to complete their required audit of internal control and financial reporting, they may disclaim an opinion as to the effectiveness of our internal controls.

      We do not believe that the SEC has provided guidance as to the effect of such a disclaimer. If we receive such a disclaimer, our Annual Report on Form 10-K for the year ended December 31, 2004, once filed (if ever), may be deemed to be deficient by the SEC. If our 2004 10-K were deemed to be deficient, the SEC may conclude that we are in violation of Sections 13 and 15(d) of the Exchange Act, which violation may not be cured until we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the "2005 10-K").

We are currently not eligible to register securities with the SEC, and may never regain compliance.

      Until we have filed current financial statements and made all the necessary filings with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act, we will not be able to register any securities for re-sale. Until we are able to register securities with the SEC for resale, any purchasers who purchase our common stock or other securities directly from us, will have to rely on an exemption from the federal and state securities laws in order to resell their securities. We cannot estimate when, if ever, we will have, complete the restatement of our financial statements, and regain compliance with Sections 13 and 15(d) of the Exchange Act.

We will need to raise additional capital, and any inability to raise required funds could harm our business.

      As of February 28, 2005, we had $27.67 million of cash, cash equivalents and investment securities. We believe that our existing cash, cash equivalents and investment securities, together with


                                       3.

anticipated receipts from our existing government contracts and grants, and investment income, could enable us to continue operations through the end of June 2005. However, in order to complete our delivery requirements under our contract to provide 75 million doses of our recombinant anthrax vaccine to the U.S. government for civilian defense (the "SNS Contract"), we will need to increase expenditures. Even with the net proceeds we expect to receive through this financing, we will need to raise substantial additional capital in order to complete our obligations under the SNS Contract and to continue operations. We may attempt to raise these funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources. We cannot guarantee you that additional funds will be available on acceptable terms, or at all. If we are unable to raise additional capital when necessary, we may be required to relinquish our rights to certain key technologies, vaccine candidates or marketing territories under the terms of certain of our collaborative agreements. Furthermore, if we are unable to raise additional capital when necessary, we may be unable to perform under our existing contracts, we may default on our contracts, our contracts may be terminated and we may not be able to secure new contracts.

We will need to amend our Amended and Restated Certificate of Incorporation in order to increase the amount of our authorized common stock.

      As of February 28, 2005, we had 29,606,523 shares of common stock outstanding, and outstanding options and warrants exercisable for 5,701,855 shares of common stock, and 472,356 shares of our common stock reserved for future issuance under our 2001 Employee Stock Purchase Plan. We will have only 4,219,266 shares of common stock authorized and available for issuance under our Amended and Restated Certificate of Incorporation (the "Restated Certificate"). We will need to increase the amount of shares of common stock available for issuance pursuant to Restated Certificate. In order to amend and restate our Restated Certificate, we will be required to receive the approval of our stockholders, which we intend to seek at our next annual meeting of stockholders. In order to hold our annual meeting of stockholders we must have a quorum of the voting power of our outstanding common stock either present at the meeting, or through proxy. However, we cannot solicit proxies from our stockholders because we are delinquent in our periodic filing requirements under the Exchange Act. We will be delayed in holding our annual meeting of stockholders because we would not likely be able to have a quorum of the voting power of our outstanding common stock attend our annual meeting of stockholders in person. Once we hold our next annual meeting of stockholders, if our stockholders do not approve the amendment of the Restated Certificate, we will be limited in our ability to pursue equity financing in the future. If our stockholders approve an increase to the amount of common stock authorized for issuance, and we do issue additional shares of common stock, our stockholders equity will be diluted.

Our internal controls may not be sufficient to ensure timely and reliable financial information.

      In response to a letter the Audit Committee of the Board of Directors received on March 8, 2004 from KPMG LLP, our former independent auditors, identifying material weaknesses in the effectiveness of our internal controls, we believe we need to correct deficiencies in our internal controls and procedures for financial reporting. These deficiencies include insufficient staffing, inadequate controls and procedures relating to revenue recognition for government contracts, account reconciliations, segregation of duties, journal entries, and depth of accounting knowledge.

      Working with our Audit Committee, we have identified and implemented corrective actions where required to improve the design and effectiveness of our internal controls, including the enhancement of systems and procedures. Significant additional resources will be required to establish and maintain appropriate controls and procedures and to prepare the required financial and other information in the future.


                                       4.

      We have begun implementing these systems and controls; however, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results or cause us to fail to meet our financial reporting obligations, which could adversely affect our business and harm our stock price.

      The effectiveness of our controls and procedures may be limited by a variety of risks including:

      o     faulty human judgment and simple errors, omissions or mistakes;

      o     collusion of two or more people;

      o     inappropriate management override of procedures; and

      o risk that enhanced controls and procedures may still not be adequate to assure timely and reliable financial information.

      We believe there is a high likelihood that we and our current independent auditors will conclude we have additional material weaknesses in our internal controls for the year ended December 31, 2004. If we fail to have effective internal controls and procedures for financial reporting in place, we could be unable to provide the financial information necessary to regain compliance with the SEC requirements and maintain compliance. If our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2004, investors could lose confidence in the reliability of our internal controls over financial reporting. Additionally, if we fail to have effective internal controls and procedures for financial reporting in place, it could adversely affect our financial reporting requirements under our government contracts.

We may fail to fulfill our obligations under our contract to supply the Strategic National Stockpile ("SNS") of anthrax vaccines to the U.S. government, and we may be unable to commercialize our vaccine candidates.

      The U.S. government has undertaken commitments to help secure improved countermeasures against bioterrorism, including the stockpiling of vaccines for anthrax and smallpox. On November 4, 2004, we were awarded the SNS Contract to supply the U.S. government with up to 75 million doses of our anthrax vaccine candidate over five years. We expect to substantially increase our employee base to fulfill certain obligations under the SNS Contract. There is no guarantee that we will be able to find and hire suitable employees or that we will be able to integrate them into our operation properly so as to enable us to fulfill the obligations under the SNS Contract. If we fail to fulfill certain obligations under the SNS Contract, the government may terminate the SNS Contract with us. In addition, the U.S. government may terminate any government contract awarded to us for its convenience at any time.

The government's determination to award the SNS Contract to us may be challenged by an interested party, such as another bidder, at the General Accounting Office or in federal court.

      The laws and regulations governing the procurement of goods and services by the U.S. government provide procedures by which other bidders and other interested parties may challenge the award of a government contract. Given the high dollar value of the SNS Contract, such protests could be filed even if there are not any valid legal grounds on which to base the protest. If any such protests are filed, the government agency may decide to suspend our performance under the contract while such protests are being considered by the General Accounting Office or the applicable federal court, thus


                                       5.

potentially delaying delivery of and payment for the vaccines. In addition, we may be forced to expend considerable funds to defend the award. If a protest is successful, the government may be ordered to terminate our contract for its convenience and resolicit bids. The government could even be directed to award the contract to one of the other bidders. The loss of the SNS Contract would make it difficult for us to generate sufficient revenue to continue operations or commercialize our anthrax vaccine.

The U.S. Congress may instigate an inquiry into the award of the SNS Contract to us.

      Senator Charles Grassley, Chairman of the U.S. Senate Finance Committee, sent a letter to the Department of Health and Human Services ("HHS") on January 28, 2005 requesting information about the SNS Contract and its award to us. The letter alleges that HHS may have acted prematurely in awarding the SNS Contract to us. There can be no assurance that Senator Grassley or the U.S. Senate Finance Committee will not pursue an inquiry into the award of the SNS Contract. Such an inquiry, if it were initiated, could include public hearings that could lead to negative publicity, a change to the SNS Contract, and an adverse effect on the value of our common stock.

The award of the SNS Contract does not mean there will be any future contracts awarded.

      The award of one government contract does not necessarily secure the award of future contracts covering the same vaccine. By law, the U.S. government must usually seek competition when procuring goods and services. In addition, if we do not perform in accordance with the terms of the SNS Contract, we may receive a poor performance report which would be considered in making any future awards, thus making it more difficult for us to win the award of such future contracts. Accordingly, we cannot be certain that we will be awarded any future contracts to supply a government stockpile of anthrax vaccine.

      It is possible that future awards to provide the U.S. government with emergency stockpiles of anthrax vaccine will be granted solely to another supplier. If the U.S. government makes significant future contract awards for the supply of its emergency stockpile to our competitors, such as Avecia Limited ("Avecia"), our business will be harmed and it is unlikely that we will be able to ultimately commercialize that particular vaccine.

      In addition, the determination of when and whether a product is ready for large scale purchase and potential use will be made by the government through consultation with a number of governmental agencies, including the Food and Drug Administration ("FDA"), the National Institutes of Health (the "NIH"), the Centers for Disease Control ("CDC") and the Department of Homeland Security. President Bush has proposed, and Congress is considering, measures to accelerate the development of biodefense products through NIH funding, the review process by the FDA and the final government procurement contracting authority. While this may help speed the approval of our vaccine candidates, it may also encourage competitors to develop their own vaccine candidates. If competitive vaccine candidates gain approval, we could face severe competition, which could harm our business.

If the U.S. government fails to continue funding our anthrax vaccine candidate development efforts or fails to purchase sufficient quantities of any future biodefense vaccine candidate, we may be unable to generate sufficient revenues to continue operations.

      We have received funding from the U.S. government for the development of our anthrax vaccine candidate. Changes in government budgets and agendas may result in future funding being decreased and de-prioritized, and government contracts typically contain provisions that permit cancellation in the event that funds are unavailable to the governmental agency. In addition, the SNS Contract is primarily a fixed price contract and, thus, if we do not perform efficiently, we could suffer losses under the contract. Furthermore, we cannot be certain of the timing of any future funding, and substantial delays or


                                       6.

cancellations of funding could result from protests or challenges from third parties. If the U.S. government fails to continue to adequately fund our research and development programs, we may be unable to generate sufficient revenues to continue operations. Similarly, if we develop an anthrax vaccine candidate that is approved by the FDA, but the U.S. government does not place sufficient orders for this product, our future business will be harmed.

We may encounter difficulties managing the change and growth of our operations, which could adversely affect our business.

      We have experienced a period of rapid change in our business as a result of increased emphasis on biodefense opportunities. In addition, we expect to experience substantial growth in 2005 in manufacturing, quality systems, clinical and regulatory functions associated with our SNS Contract. This change and growth in our business has strained and may continue to strain our administrative, financial and operational functions. We will need to, among other things, expand our staff and improve our systems and procedures to manage our expected growth and to maintain an adequate system of internal controls. Furthermore we will have to increase our capital expenditures in order to fulfill certain obligations under the SNS Contract, far in excess of what we have done in the past. As a result of a rapid increase in hiring employees and increased capital expenditures our operating budgets are significantly greater that they have been in the past. If we are unable to manage the change and growth of our business effectively, we may be unable to obtain future government contracts and our results of operations and financial condition will be adversely affected.

U.S. government agencies have special contracting requirements, which create additional risks.

      We have entered into contracts with National Institutes of Allergy and Infectious Diseases ("NIAID") and HHS and a license agreement with U.S. Army Medical Research Institute of Infectious Diseases ("USAMRIID"), which are U.S. government agencies. Substantially all of our revenue is derived from government contracts and grants. In contracting with government agencies, we are subject to various U.S. government agency contract requirements. Future sales to U.S. government agencies will depend, in part, on our ability to meet U.S. government agency contract requirements, certain of which we may not be able to satisfy.

      U.S. government contracts typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. government to unilaterally:

      o suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

      o     terminate our existing contracts;

      o     reduce the scope and value of our existing contracts;

      o audit and object to our contract-related costs and fees, including allocated indirect costs;

      o     control and potentially prohibit the export of our products; and

      o     change certain terms and conditions in our contracts.

      The U.S. government may terminate any of its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. Termination for


                                       7.

convenience provisions generally enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and make us liable for excess costs incurred by the U.S. government in procuring undelivered items from another source. In addition, the U.S. government could bring criminal and civil charges against us based on intentional or unintentional violations of the representations and certifications that we have made in all our government contracts.

      As a U.S. government contractor, we are required to comply with applicable laws, regulations and standards relating to our accounting practices and are subject to periodic audits and reviews. As part of any such audit or review, the U.S. government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, estimating, compensation and management information systems. Based on the results of its audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government.

      We could also suffer serious harm to our reputation if allegations of impropriety were made against us. Although adjustments arising from government audits and reviews have not seriously harmed our business in the past, future audits and reviews could cause adverse effects. In addition, under U.S. government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our research and development costs, and some marketing expenses, may not be reimbursable or allowed under our contracts. Moreover, all of the costs that we incur under our cost-reimbursement contracts will be subject to audit by the U.S. government, and the U.S. government will also determine the final indirect cost rate that we may charge. These audits could result in claims by the U.S. government for any unallowable or unallocable costs that we charged, or excess indirect costs, and for penalties that may be imposed for claiming unallowable costs.

      In addition, if, in the future, we must comply with some or all of the U.S. government-specific cost accounting standards, it is possible that we will need to expend substantial resources to modify our accounting processes and procedures. Further, as a U.S. government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

      In addition, our license agreement with USAMRIID provides that USAMRIID reserves the right to require us and our affiliates to grant a nonexclusive, partially exclusive, or exclusive sublicense in any field of use to a responsible applicant, upon terms that are reasonable under the circumstances and under applicable law, to fulfill public health or safety needs. In addition, the license agreement requires us to manufacture products licensed under the agreement in the United States, which will result in less flexibility in commercializing our products.

Government contracts are subject to competitive bidding.

      We obtain all of our government contracts through a competitive bidding process. We cannot assure you that we will continue to win competitively awarded contracts or that awarded contracts will generate revenues sufficient to result in profits. We are also subject to risks associated with:

      o the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and/or cost overruns; and


                                       8.

      o the substantial time and effort, including design and development activities, required to prepare bids and proposals for contracts that may not be awarded to us.

Our fixed price and cost plus contracts may commit us to unfavorable terms.

      We provide our products and services primarily through fixed price and cost plus contracts. In a fixed price contract, we must fully absorb our cost overruns, notwithstanding the difficulty of estimating costs that are related to performance in accordance with contract specifications. The failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract may reduce the profitability of a fixed price contract or cause a loss.

      In a cost plus contract, we are allowed to recover our approved costs, plus a fee, which may be fixed or variable depending on the contract arrangement. The total price on a cost plus contract is based primarily on allowable costs incurred, but generally is subject to contract funding limitations. U.S. government regulations require us to notify our customer of any cost overruns or underruns on a cost plus contract. If we incur costs in excess of the funding limitation in the contract, we may not be able to recover those cost overruns.

We license our vaccine candidates from third parties. If we fail to perform our obligations under these license agreements, we could lose our ability to develop and commercialize our vaccine candidates.

      We license our anthrax vaccine candidate from USAMRIID and we license our smallpox vaccine candidate from Chemo-Sero Therapeutic Research Institute of Japan ("Kaketsuken"). Each of these license agreements requires that we perform certain obligations. If we fail to comply with our obligations under these agreements in a timely fashion, our licensors could terminate our rights to develop and commercialize our anthrax and smallpox vaccine candidates, which would adversely affect our business and prospects.

Our license agreement with Kaketsuken for our smallpox vaccine candidate may restrict our ability to develop and commercialize other smallpox vaccine products.

      For a period of five years after the termination of the our agreement with Kaketsuken for our smallpox vaccine candidate (the "LC16m8 Agreement"), we may not, without Kaketsuken's prior written consent, file for or obtain regulatory approval, sell and/or otherwise deal in any product potentially in competition with LC16m8. During the term of the LC16m8 Agreement, we may not, without the prior written consent of Kaketsuken, develop, sell, commercialize and/or otherwise deal in any products which may compete with LC16m8. These restrictions will be waived if the LC16m8 Agreement is terminated due to Kaketsuken's uncured material breach of the LC16m8 Agreement or the FDA determines that LC16m8 is not approvable in the United States. These restrictions may adversely affect our ability to pursue attractive business opportunities.

Our suppliers may fail to provide, or may be delayed in providing, us with the necessary materials to produce our vaccine candidates.

      We rely on suppliers to provide us with the necessary materials to produce our vaccine candidates. Any significant delays in obtaining any of these materials from our suppliers could cause us to fail to perform under our contracts, which may cause us to be in breach under those contracts and cause those contracts to be terminated. We cannot assure you that we will not face shortages from one or more of these suppliers in the future.


                                       9.

Our subcontractors may fail to perform, or may be delayed in performing, certain tasks related to our ability to provide our vaccine candidates to the government under our contracts.

      We rely on subcontractors to perform certain tasks related to our fulfilling the requirements of our contracts. In particular, to fulfill our obligations under the SNS Contract, we will provide bulk quantities of our anthrax vaccine candidate to subcontractors and our subcontractors will fill sterile individual-use syringes for delivery to the U.S. government. The processes and procedures used by our subcontractors in performing these tasks must be validated and approved by the U.S. government as compliant with applicable legal requirements, including the FDA's current Good Manufacturing Practice regulations. Any significant delays in performing these tasks by our subcontractors, or a failure to perform them in compliance with applicable FDA or other governmental regulations, could cause us to fail to perform under our contracts, which may cause us to be in breach under those contracts and cause those contracts to be terminated. We cannot assure you that one or more of these subcontractors will not be delayed in performing, or fail to perform their obligations under these contracts in compliance with applicable legal requirements.

We have only a limited operating history and we expect to continue to generate losses.

      To date, we have engaged primarily in research, development and clinical testing. Since our inception in 1995, we have not been profitable, and we cannot be certain that we will ever achieve or sustain profitability. At February 28, 2005, we had a large accumulated deficit. Developing our product candidates will require significant additional research and development, including non-clinical testing and clinical trials, as well as regulatory approval. We expect these activities, together with our general and administrative expenses, to result in operating losses for the foreseeable future. Our ability to achieve profitability will depend, in part, on our ability to procure future contracts to supply the anthrax and smallpox vaccines to the U.S. government, to successfully complete development of our proposed products, to obtain required regulatory approvals and to manufacture and market our products directly or through business partners. We cannot assure you that we will be able to accomplish any of these objectives.

Vaccine development is a long, expensive and uncertain process and the approval requirements for vaccines used to fight bioterrorism are still evolving. If we are unable to successfully develop and test our vaccine candidates in accordance with these requirements, our business will suffer.

      We are subject to rigorous and extensive regulation by the FDA and comparable foreign regulatory authorities. In the United States, our vaccine candidates for anthrax and smallpox are regulated by the FDA as biological drug products, known as biologics. In order to obtain approval from the FDA to market our vaccine candidates, we will be required to submit to the FDA a Biologics License Application ("BLA"), which must include both preclinical and clinical trial data as prescribed by the FDA's current regulatory criteria for vaccines such as our product candidates, as well as extensive data regarding the manufacturing procedures and processes for the vaccine candidates. Ordinarily, the FDA requires a sponsor to support a BLA application with substantial evidence of the product's safety and effectiveness in treating the targeted indication based on data derived from adequate and well-controlled clinical trials, including Phase III effectiveness trials conducted in patients with the disease or condition being targeted. Because humans are not normally exposed to anthrax or smallpox, statistically significant effectiveness of our biodefense product candidates cannot be demonstrated in humans, but instead must be demonstrated, in part, by utilizing animal models before they can be approved for commercial sale. We believe that, according to the FDA's current BLA requirements for certain biologics that cannot be feasible or ethically tested in humans in Phase III efficacy studies, we may instead be able to obtain BLA approval based on clinical data from Phase II and Phase III trials in healthy subjects that demonstrate adequate safety and immune response and effectiveness data from studies in animals. Specifically, we


                                      10.

intend to pursue FDA approval of our anthrax and smallpox vaccine candidates under requirements published by the FDA in 2002 that allow the FDA to approve certain vaccines used to reduce or prevent the toxicity of chemical, biological, radiological or nuclear substances based on human clinical data to demonstrate safety and immune response, and evidence of effectiveness derived from appropriate pre-clinical studies and any additional supporting data. We cannot predict whether we will obtain regulatory approval for any of our product candidates pursuant to these provisions, or at all. We may fail to obtain approval from the FDA or foreign regulatory authorities, or experience delays in obtaining such approvals, due to varying interpretations of data or failure to satisfy current safety, efficacy, and quality control requirements. Further, our business is subject to substantial risk because the FDA's current policies governing biodefense vaccines may change suddenly and unpredictably and in ways that could impair our ability to obtain regulatory approval of these products, and we cannot guarantee that the FDA will approve our anthrax and smallpox vaccines.

Delays in successfully completing our clinical trials could jeopardize our ability to obtain regulatory approval or market our vaccine candidates on a timely basis.

      Our business prospects will depend on our ability to complete patient enrollment in clinical trials, to obtain satisfactory results, to obtain required regulatory approvals and to successfully commercialize our vaccine candidates. Vaccine development to show adequate evidence of effectiveness in animal models and safety and immune response in humans is a long, expensive and uncertain process, and delay or failure can occur at any stage of our pre-clinical studies or clinical trials. Any delay or significant adverse clinical events arising during any of our clinical trials could force us to abandon a vaccine candidate altogether or to conduct additional clinical trials in order to obtain approval from the FDA or foreign regulatory bodies. These development efforts and clinical trials are lengthy and expensive, and the outcome is uncertain. Completion of our clinical trials, announcement of results of the trials and our ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

      o     slower-than-anticipated enrollment of volunteers in the trials;

      o lower-than-anticipated recruitment or retention rate of volunteers in the trials;

      o     serious adverse events related to the vaccine candidates;

      o     unsatisfactory results of any clinical trial;

      o the failure of our principal third-party investigators to perform our clinical trials on our anticipated schedules; or

      o different interpretations of our pre-clinical and clinical data, which could initially lead to inconclusive results.

      Our development costs will increase if we have material delays in any clinical trial or if we need to perform more or larger clinical trials than planned. If the delays are significant, or if any of our vaccine candidates do not prove to be safe or effective or do not receive required regulatory approvals, our financial results and the commercial prospects for our product candidates will be harmed. Furthermore, our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain regulatory approval.

The independent clinical investigators that we rely upon to conduct our clinical trials may not be diligent, careful or timely, and may make mistakes, in the conduct of our clinical trials.


                                      11.

      We depend on independent clinical investigators to conduct our clinical trials. The investigators are not our employees, and we cannot control the amount or timing of resources that they devote to our vaccine development programs. If independent investigators fail to devote sufficient time and resources to our vaccine development programs, or if their performance is substandard or fails to comply with the protocol and applicable laws and regulatory standards, it may delay or prevent FDA approval of our vaccine candidates. These independent investigators may also have relationships with other commercial entities, some of which may compete with us. If these independent investigators assist our competitors at our expense, it could harm our competitive position.

If we fail to comply with extensive regulations enforced by domestic and foreign regulatory authorities both before and after we obtain approval of our vaccine candidates, the commercialization of our product candidates could be prevented, delayed or suspended.

      Vaccine candidates are subject to extensive government regulations related to development, testing, manufacturing and commercialization in the United States and other countries. Our vaccine candidates are in the pre-clinical and clinical stages of development and have not received required regulatory approval from the FDA to be commercially marketed and sold in the United States. With the exception of LC16m8, which was licensed and sold in Japan, our vaccine candidates have not received required regulatory approval from foreign regulatory agencies to be commercially marketed and sold. The process of obtaining and complying with FDA, other governmental and foreign regulatory approvals and regulations is costly, time consuming, uncertain and subject to unanticipated delays. Despite the time and expense exerted, regulatory approval is never guaranteed. We also are subject to the following risks and obligations, among others:

      o the FDA or foreign regulators may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied;

      o the FDA or foreign regulators may require additional testing for safety and effectiveness;

      o the FDA or foreign regulators may interpret data from pre-clinical testing and clinical trials in different ways than we interpret them;

      o if regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution. In addition, many foreign countries control pricing and coverage under their respective national social security systems;

      o the FDA or foreign regulators may not approve our manufacturing processes or manufacturing facilities;

      o the FDA or foreign regulators may change their approval policies or adopt new regulations.

      o even if regulatory approval for any product is obtained, the marketing license will be subject to continual review, and newly discovered or developed safety or effectiveness data may result in suspension or revocation of the marketing license;

      o if regulatory approval of the vaccine candidate is granted, the marketing of that vaccine would be subject to adverse event reporting requirements and a general prohibition against promoting products for unapproved or "off-label" uses; and


                                      12.

      o in some foreign countries, we may be subject to official release requirements that require each batch of the vaccine we produce to be officially released by regulatory authorities prior to its distribution by us.

      Failure to comply with the regulatory requirements of the FDA and other applicable foreign regulatory bodies may subject us to administrative or judicially imposed sanctions, including:

      o     warning letters;

      o     civil penalties;

      o     criminal penalties;

      o     injunctions;

      o product seizure or detention, including any products that we manufacture under the SNS Contract;

      o     product recalls;

      o     total or partial suspension of production; and

      o     suspension or revocation of the marketing license.

We and our subcontractors are subject to ongoing regulatory review and periodic inspection and approval of manufacturing procedures and operations, including compliance with cGMP regulations.

      The manufacturing methods, equipment and processes used by us and our subcontractors must comply with the FDA's current Good Manufacturing Practice ("cGMP") regulations. The cGMP requirements govern, among other things, recordkeeping, production processes and controls, personnel and quality control. The FDA must approve the facilities used to manufacture our products before they can be used to commercially manufacture our vaccine products or commence deliveries under the SNS Contract, and these facilities are subject to ongoing and periodic inspections. If we or our subcontractors fail to comply with the cGMP requirements, or fail to pass a pre-approval inspection of our manufacturing facility in connection with the SNS Contract, we may not receive regulatory approval, and we would be subject to possible judicial or administrative sanctions. In addition, preparing a manufacturing facility for commercial manufacturing may involve unanticipated delays and the costs of complying with the cGMP regulations may be significant. Any material changes we make to our manufacturing processes after we obtain approval of a product may require approval by the FDA, state or foreign regulatory authorities.

Our product development efforts may not yield marketable products due to results of studies or trials, failure to achieve regulatory approvals or market acceptance, proprietary rights of others or manufacturing issues.

      Our success depends on our ability to successfully develop and obtain regulatory approval to market new biopharmaceutical products. We expect that a significant portion of the research that we will conduct will involve new and unproven technologies. Development of a product requires substantial technical, financial and human resources.


                                      13.

      Our potential products may appear to be promising at various stages of development yet fail to reach the market for a number of reasons, including:

      o the lack of adequate quality or sufficient prevention benefit, or unacceptable safety during pre-clinical studies or clinical trials;

      o     their failure to receive necessary regulatory approvals;

      o     the existence of proprietary rights of third parties; or

      o the inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

We face uncertainty related to coverage and reimbursement of our products by third-party payors.

      We face uncertainty in both domestic and foreign markets regarding our ability to obtain coverage and reimbursement from third-party payors, including private insurance plans and government health care programs. These third party payors may not provide adequate or any coverage for the products we develop. In addition, even if we receive reimbursement from these payors, that amount may be inadequate to meet our business objectives. Additionally, regulatory and legislative initiatives could decrease the price we receive for any product we market in the future. For example, federal, state and foreign governments may enact new legislation or adopt regulations designed to contain or reduce the costs to their health care programs. These measures could limit the prices we receive for our products and lead to a reduction in patient access to our products. Accordingly, our ability to generate revenue from any product we market in the future may be adversely affected. If we cannot realize a return on our investment because of restrictions in coverage and reimbursement of our products, we may be required to significantly alter our business strategy.

Political or social factors may delay or impair our ability to market our vaccine products.

      Products developed to treat diseases caused by or to combat the threat of bioterrorism will be subject to changing political and social environments. The political and social responses to bioterrorism have been highly charged and unpredictable. Political or social pressures may delay or cause resistance to bringing our products to market or limit pricing of our products, which would harm our business.

We may fail to protect our intellectual property or may infringe on the intellectual property rights of others, either of which could harm our business.

      If we are unable to protect our intellectual property, we may be unable to prevent other companies from using our technology in competitive products. If we infringe on the intellectual property rights of others, we may be prevented from developing or marketing our product candidates. We rely on patent and other intellectual property protection to prevent our competitors from manufacturing and marketing our product candidates. Given the rights retained and licenses granted to the U.S. government in regard to our anthrax vaccine, to the extent that the U.S. government or foreign governments or organizations procuring vaccines through treaties or agreements with the U.S. government constitute the primary market for any of our products, the licenses granted by the U.S. government will not provide us with a competitive advantage.

      In addition, under our U.S. government contracts, we have a duty to disclose each invention that we conceive or reduce to practice in performing the agreement, and if we wish to retain title to such invention, we must affirmatively elect to do so. If we fail to strictly follow these disclosure requirements,


                                      14.

the U.S. government could take title to such inventions and preclude us from using them. For each invention to which we retain title, the U.S. government has both a worldwide, irrevocable, royalty-free license to practice or have practiced such invention on behalf of the U.S. government, and certain "march-in" rights pursuant to which the U.S. government could require us to license the invention that we own to third parties, including our competitors.

      Our technology, including technology licensed from Kaketsuken and USAMRIID, or technology that we may license in the future, if any, will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the scope and breadth of patent claims that may be afforded to other companies' patents. In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate these suits.

      The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

      o others will not independently develop similar or alternative technologies or duplicate any of our technologies;

      o any patents issued to us or licensed from Kaketsuken or USAMRIID or other parties, or that we may license in the future, if any, will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

      o we or any of our current or future licensors will adequately protect trade secrets;

      o we will develop additional proprietary technologies that are patentable; or

      o the patents of others will not have a material adverse effect on our business.

      We cannot be certain that patents issued to us in the future, if any, or patents that we have licensed from Kaketsuken and USAMRIID, or that we may license in the future, if any, will be enforceable and afford protection against competitors. In this regard, the U.S. government has the right to use, for or on behalf of the U.S. government, any technologies developed by us under our U.S. government contracts and we cannot prohibit third parties, including our competitors, from using those technologies in providing products and services to the U.S. government. Accordingly, under our license agreement with USAMRIID granting us an exclusive license to commercialize the anthrax vaccine, the U.S. government retains a license for any federal government agency to practice and have practiced USAMRIID's anthrax-related inventions, by or on behalf of the government, thereby allowing the use of the inventions in support of government contracts with other parties, including our competitors.

      In addition, we cannot assure you that our operations or technology will not infringe intellectual property rights of others. If we infringe the intellectual property of others, there can be no assurance that we would be able to obtain licenses to use the technology on commercially reasonable terms or at all.

Our South Korean manufacturing joint venture may not be successful.

      If Celltrion successfully completes the construction of its South Korean manufacturing facility, we cannot be certain that the facility will pass domestic or foreign regulatory approvals or be able to manufacture mammalian cell culture products in commercial quantities on a cost-effective basis or at all.


                                      15.

In addition, Celltrion has not secured any agreements under which products would be produced at this facility, and it is uncertain whether there will be sufficient demand for mammalian-cell-culture biomanufacturing to make this facility profitable. In addition, the political, social and economic situation in South Korea, and the stability of the Korean peninsula as a whole, may not provide an environment in which Celltrion would be able to manufacture products cost-efficiently or at all. The South Korean government may impose regulations or restrictions that would make it difficult, impractical or impossible, whether economically, legally or otherwise, for Celltrion to conduct its business there. If Celltrion is unable to manufacture mammalian cell culture products, or if it becomes commercially impractical for Celltrion to manufacture such products, we may not gain financial or other benefit from the joint venture.

We face competition from several companies with greater financial, personnel and research and development resources than ours.

      Our competitors are developing vaccine candidates for anthrax and smallpox, which could compete with the vaccine candidates we are developing. Our commercial opportunities will be reduced or eliminated if our competitors develop and market products for any of the diseases that we target that:

      o     are more effective;

      o     have fewer or less severe adverse side effects;

      o     are better tolerated;

      o     are more adaptable to various modes of dosing;

      o     are easier to administer; or

      o are less expensive than the products or product candidates we are developing.

      Even if we are successful in developing effective vaccine products, and obtain FDA and other regulatory approvals necessary for commercializing them, our products may not compete effectively with other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

      Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts, as well as universities and public and private research institutions. For instance, Avecia, in collaboration with Baxter Healthcare Corp. and the United Kingdom's Defense Science and Technology Laboratory, was awarded a $71.3 million cost reimbursement plus fixed fee contract by NIAID in 2003 to make three million doses of an anthrax vaccine for the U.S. government. Many of the organizations competing with us may have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals, and greater marketing capabilities than we do.

Natural disasters, including earthquakes, may damage our facilities.

      Our corporate and manufacturing facilities are primarily located in California. Our facilities in California are in close proximity to known earthquake fault zones. As a result, our corporate, research and manufacturing facilities are susceptible to damage from earthquakes and other natural disasters, such


                                      16.

as fires, floods and similar events. Although we maintain general business insurance against fires and some general business interruptions, there can be no assurance that the amount of coverage will be adequate in any particular case.

If we fail to manage successfully any company or product acquisitions, joint ventures or in-licensed product candidates, we may be limited in our ability to develop our product candidates and to continue to expand our product candidate pipeline.

      Our current vaccine product development programs were initiated through in-licensing or collaborative arrangements. These collaborations include licensing proprietary technology from, and other relationships with, biotechnology companies and government research institutes and organizations. As part of our business strategy, we intend to continue to expand our product pipeline and capabilities through company or product acquisitions, in-licensing or joint venture arrangements. Any such activities will be accompanied by certain risks including:

      o     exposure to unknown liabilities of acquired companies;

      o     higher than anticipated acquisition costs and expenses;

      o the difficulty and expense of integrating operations and personnel of acquired companies;

      o     disruption of our ongoing business;

      o     diversion of management's time and attention; and

      o     possible dilution to stockholders.

      If our competitors successfully enter into partnering or license agreements or we are unable to reach agreement on license or partnering agreements on terms acceptable to us, we may then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. In addition, if we are unable to manage successfully any acquisitions, joint ventures and other collaboration opportunities, we may be limited in our ability to develop new products and therefore to continue to expand our product pipeline.

Our use of hazardous materials, chemicals and viruses require us to comply with regulatory requirements and exposes us to potential liabilities.

      Our research and development involves the controlled use of hazardous materials, chemicals and viruses. We are subject to federal, state, local and foreign laws governing the use, manufacture, storage, handling and disposal of such materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines. These damages could exceed our resources and any applicable insurance coverage. In addition, we may be required to incur significant costs to comply with regulatory requirements in the future.

We may become subject to product liability claims, which could reduce demand for our product candidates or result in damages that exceed our insurance coverage.

      We face an inherent risk of exposure to product liability suits in connection with vaccines being tested in human clinical trials or sold commercially. We may become subject to a product liability suit if any vaccine we develop causes injury, or if vaccinated individuals subsequently become infected or


                                      17.

otherwise suffer adverse effects from our vaccines or products. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a vaccine or product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues.

      If a product liability claim is brought against us, the cost of defending the claim would be significant and any adverse determination may result in liabilities in excess of our insurance coverage. We currently have product liability insurance in the amount of $25.0 million for our anthrax programs including the supply of three million doses of anthrax vaccine to NIAID, as well as separate product liability coverage in the amount of $25.0 million for our smallpox and AIDSVAX programs. However, we cannot be certain that our current insurance can be maintained, or that additional insurance coverage could be obtained on acceptable terms, if at all.

Legislation limiting or restricting liability for medical products used to fight bioterrorism is evolving, and we cannot be certain that any such protections will apply to our vaccines or products.

      Legislation relating to medical products used to fight bioterrorism is evolving, and may enable the U.S. government to release and use certain medical products prior to such products obtaining FDA or other regulatory approval. According to the terms of Project BioShield, upon a declaration of emergency, the U.S. government may authorize the introduction and use of a qualified medical product prior to such medical product obtaining FDA regulatory approval. Further, Project BioShield provides that the United States government may elect to purchase and stockpile quantities of vaccines or products prior to receipt of regulatory approval to fight bioterrorism. However, legislation limiting or restricting liability for the use of such vaccines is evolving, and we cannot be certain that any such protections will apply to the vaccines or products developed by us. If the legislation does not provide sufficient protection, and we are not able to obtain these protections by contract, we may become subject to product liability suits and other third party claims if vaccines or products developed by us cause injury, or if vaccinated individuals subsequently become infected or otherwise suffer adverse effects from such vaccines or products.

We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

      As is commonplace in the biotechnology industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Failure to hire and retain key management employees could adversely affect our ability to obtain financing, develop our products, conduct clinical trials or execute our business strategy.

      We are highly dependent on our senior management and scientific staff. These individuals have played a critical role in raising capital, negotiating business development opportunities, developing the vaccine candidates, conducting clinical trials and manufacturing products. If we lose the services of any key members of our senior management or scientific staff and we are unable to recruit qualified replacements where we deem it necessary, we may be unable to achieve our business objectives.


                                      18.

Other Risks

We are currently involved in litigation concerning the results of our AIDSVAX Phase III clinical trial.

      Since the announcement of the results of the North American/European Phase III clinical trial for AIDSVAX, we have been named in several securities class action lawsuits and a shareholder derivative lawsuit relating to how those results were disclosed. We are currently engaged in defending against the securities class actions, which have been consolidated into a single action for pretrial purposes. If the class action is decided against us, the decision could adversely affect our financial position. We are also engaged in defending against the shareholder derivative lawsuit. Furthermore, it is possible that these actions would not be resolved in less than a year. The costs incurred in connection with these lawsuits could be significant and may not be covered by our insurance policies. These lawsuits could also result in continued diversion of our time and attention away from business operations, which could harm our business.

Our stockholders could experience substantial dilution as result of the issuance of additional preferred stock.

      Our board of directors has the authority to establish the designation of 19,979,500 additional shares of preferred stock that are convertible into common stock without any action by our stockholders, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. The issuance and conversion of any such preferred stock would further dilute the percentage ownership of our stockholders.


                                      19.

Our stock price is likely to be volatile.

      Currently our common stock is traded on the Pink Sheets. Generally stocks traded on the Pink Sheets are subject to greater volatility than stocks traded on stock exchanges, Nasdaq or the Nasdaq SmallCap Market, due to the fact that trading volumes on the Pink Sheets are generally significantly less than on stock exchanges, Nasdaq or the Nasdaq SmallCap Market, allowing a relatively few number of stock trades to greatly affect the stock price. As such, the trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

      o failure to win future or the termination of existing government contracts for anthrax or smallpox vaccines;

      o     adverse results or delays in clinical trials;

      o     delays in our product development efforts;

      o     real or perceived safety issues with any of our vaccine candidates;

      o     failure to obtain or maintain required regulatory approvals;

      o delays in completion and/or validation of our manufacturing facilities in South Korea;

      o     changes in financial estimates by securities analysts;

      o rumors about our business prospects, product development efforts or clinical trials;

      o new products or services offered by us or our competitors or announcements relating to product developments by our competitors;

      o     issuances of debt or equity securities;

      o sales by our stockholders of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants; and

      o     other events or factors, many of which are beyond our control.

      In addition, the stock market in general, and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies.


                                      20.

                                    BUSINESS

The Company

      We are a biopharmaceutical company focused on the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. We are currently developing vaccines against inhalation anthrax and smallpox for the purpose of biodefense. In 2002 and 2003 we were awarded an aggregate of $101.3 million in funding for the development of our anthrax vaccine (the "NIAID Contracts"). On November 4, 2004, we were awarded a contract for $877.5 million to provide 75 million doses of our recombinant anthrax vaccine to the U.S. government Strategic National Stockpile ("SNS") for civilian defense (the "SNS Contract"). The SNS Contract also includes up to an additional $69 million in cost-plus fixed-fee task orders, which may be awarded at the government's discretion. We also are developing, for use in the United States and internationally, an attenuated smallpox vaccine that has already been licensed in Japan. We initiated a Phase I/II trial for our smallpox vaccine candidate in October 2004, and the preliminary results from the trial showed no serious adverse events. The vaccine is being developed as a safer alternative to non-attenuated smallpox vaccines already in the U.S. national stockpile of biodefense products. We expect that the U.S. government will invite bids on one or more contracts for attenuated smallpox vaccine in 2005 and we expect to bid on any such contracts for smallpox vaccines to be used in the general population.

      We intend to build a portfolio of biologic products by leveraging the income we expect to generate from our biodefense products and our capabilities in biopharmaceutical product development and biopharmaceutical manufacturing. Although we expect biodefense products to be an important component of our product portfolio for the foreseeable future, we intend to extend our business activities into non-biodefense products.

      We were incorporated in 1995 to complete the development of an investigational recombinant protein vaccine designed to prevent infection by human immunodeficiency virus ("HIV"). Beginning in late 2001, we committed to expanding our research and development to additional disease targets including the initiation of research on anthrax vaccines. In 2002 we formed the Celltrion, Inc. ("Celltrion") joint venture in South Korea and began our smallpox vaccine initiative.

      Why Biodefense Vaccines

      Vaccination has long been recognized as one of the most cost-effective forms of disease control. Many newly introduced vaccine products enjoy market exclusivity due to high clinical and regulatory barriers to entry, complex development and manufacturing processes and patent protection. Vaccines are particularly suited to address epidemics and the threat of infection by deadly pathogens, such as anthrax, smallpox, botulinum toxin, plague and Ebola, for a number of reasons, including the following:

            o once signs of infection are apparent, treatment options are limited, and, for most of these, no effective therapies are available;

            o even if preventive or therapeutic medications are available, resources could be exhausted in an epidemic or mass exposure due to bioterrorism; and

            o only vaccines have the potential for widespread prevention in advance of exposure to these pathogens and vaccines also may deter the use of a specific pathogen as a bioterrorism weapon.

      The terrorist attacks of September through November 2001 in the United States changed political and budgetary attitudes towards bioterrorism threats. The U.S. government has since recognized that it must provide incentives for private industry to develop and manufacture biodefense products. The U.S.


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government has identified the acquisition of biodefense products to combat smallpox, anthrax, botulinum toxin, plague and Ebola as a priority. On October 1, 2003, Congress passed the Department of Homeland Security Appropriations Act, 2004 ("HSAA"), which includes $5.6 billion over a 10-year period for the purchase of medical countermeasures against bioterrorist attacks.

      In July 2004, President Bush signed into law Project BioShield with the intention of accelerating the availability of effective countermeasures against bioterrorism. Project BioShield also increases the authorities and flexibility of the National Institute of Health (the "NIH") to facilitate the development of new products for biodefense and provides an efficient mechanism for the Department of Health and Human Services ("HHS") to purchase biodefense vaccines.

Our Strategy

      Our goal is to be a leading commercial-stage biotechnology company focused on the treatment and prevention of infectious diseases. Key elements of our strategy include:

            o Complete our obligations under the SNS Contract. We were recently awarded a $877.5 million contract for the large-scale production of our recombinant anthrax vaccine. Our obligations include manufacturing 75 million doses of vaccine, which we expect to produce in 2006 and 2007. We intend to complete our obligations under this contract, to achieve substantial cash flows, and to build substantial manufacturing infrastructure and expertise at VaxGen.

            o Win a large-scale contract for the production of smallpox vaccine. We are preparing to bid on competing a large-scale contract from the federal government for the production of attenuated smallpox vaccine. We expect that this contract will be of similar size and scope to the SNS Contract for anthrax vaccine. We intend to compete vigorously for this contract if eligible, and to fulfill our obligations if we are awarded it.

            o Leverage our products and manufacturing capacity. Under current federal regulations, we are able to sell our anthrax and smallpox vaccines domestically to the military and private individuals, if and when licensed by the Food and Drug Administration (the "FDA"), as well as to other allied governments, such as the U.K. government. This provides us with the opportunity for substantial additional revenues from our vaccines. We intend to pursue these opportunities aggressively.

            o Build our pipeline of product candidates for infectious disease. We currently own rights to an anthrax vaccine and a smallpox vaccine. Our expertise is in infectious disease and manufacturing recombinant proteins. We intend to broaden our product pipeline through the acquisition or licensing of additional product candidates which fall within our expertise.

rPA102 Anthrax Vaccine

      We are developing rPA102, a recombinant Protective Antigen anthrax vaccine candidate, with the assistance of funding through contracts awarded to us by the National Institutes of Allergy and Infectious Diseases (the "NIAID"). rPA102, initially developed by the U.S. Army Medical Research Institute of Infectious Diseases (the "USAMRIID"), combines the benefits of a vaccine made through modern recombinant technology with the ability to stimulate immunity to anthrax Protective Antigen ("PA").


                                      22.

About Anthrax

      Anthrax spores are naturally occurring in soil samples throughout the world. Anthrax infections are most commonly acquired through cutaneous contact with infected animals and animal products or, less frequently, by inhalation or ingestion of spores. Cutaneous anthrax is caused when anthrax spores enter the body through a cut or abrasion. The incubation period following infection can be anywhere from one to 12 days. In contrast, the incubation period for inhalation anthrax is generally shorter, usually one to seven days. With inhalation anthrax, once symptoms appear, fatality rates are high even with the initiation of antibiotic and supportive therapy. Further, a portion of the anthrax spores, once inhaled, may remain dormant in the lung for several months and germinate causing disease well after the discontinuation of antibiotic therapy. Vaccine immunity is persistent and protects against the potential of such late onset disease.

      In the fall of 2001, when anthrax-contaminated mail was deliberately sent through the U.S. Postal Service to government officials and members of the media, five people died and many more became sick. These attacks heightened the urgency to develop a safe and effective anthrax vaccine for use in the general population.

      Anthrax secretes three proteins, PA, Lethal Factor ("LF") and Edema Factor ("EF"), which combine on the surface of human cells. Once LF or EF bind to PA in the proper configuration, they become active toxins, which fuse and enter through the human cell membrane and can cause serious illness and death. Scientists believe that anthrax infection cannot cause illness or death in otherwise healthy individuals if these three proteins are unable to combine.

      The rPA102 vaccine candidate we are developing is a recombinant version of PA grown in a genetically altered, non-pathogenic anthrax bacterium. The production strain lacks the genetic information to produce the EF and LF proteins and is incapable of either capsule or spore formation. The vaccine candidate is designed to train the human immune system to produce antibodies to PA. In the event of infection with anthrax, these antibodies coat the surface of PA and prevent it from attaching to the cell membrane or combining with LF or EF.

      The Anthrax Vaccine Market Opportunity

      The U.S. government has recognized a need to devise appropriate and effective measures to protect its citizens from the harmful effects of anthrax spores used as instruments of terror. The only anthrax vaccine currently approved by the FDA is BioThrax(R). This product requires six injections over 18 months, has limited availability and distribution, and is only indicated for at-risk individuals. NIAID has been funding development of recombinant anthrax vaccines designed for use in the general population with the goals of demonstrating safety and immunogenicity in humans, efficacy against inhalation anthrax in animal challenge studies and limiting the number of vaccine injections to no more than three.

      We were awarded our first NIAID anthrax vaccine development contract ("2002 Anthrax Contract") in the fall of 2002. Under the original terms of this contract, NIAID agreed to pay us $13.6 million to fund the manufacture of 2,000 vaccine doses, conduct animal challenge studies and a Phase I clinical trial and produce an initial feasibility plan for how we would manufacture an emergency stockpile of at least 25 million doses. As most recently amended on September 30, 2003, the value of this contract was increased to $20.9 million. The increase in the contract value reflects additional costs required to complete the contract and a revised allowance for overhead expenses.

      In February, June, July and December of 2003, we received official notification from NIAID indicating that we had met the program requirements associated with Milestones 1, 2, 3 and 5 of the 2002


                                      23.
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Anthrax Contract, respectively. Milestone 4 pertains to the conduct and completion of a Phase I clinical trial. We announced the principal results of such trial on March 2, 2004, which were that the rPA102 vaccine candidate had comparable immune responses to that of Anthrax Vaccine Absorbed, the anthrax vaccine currently licensed for use in the U.S. Completion of Milestone 4 includes following the subjects of the trial for one year after vaccination, which was completed at the end of October 2004, and submitting a final study report to the FDA.

      On September 30, 2003, we were awarded a cost-reimbursement plus fixed-fee contract valued at $80.3 million from NIAID for the advanced development of our anthrax vaccine candidate (the "2003 Anthrax Contract"). This is the second anthrax vaccine development contract awarded to us by NIAID, and it is intended to fund development through manufacturing scale-up and completion of two Phase II clinical studies that we believe will, in addition to two Phase III studies, support a Biologics License Application ("BLA") with the FDA. On October 7, 2003, we entered into a license agreement with USAMRIID that, subject to certain rights retained by the U.S. government, provides us with an exclusive, worldwide license under USAMRIID's patented technology to develop, manufacture, use and commercialize the rPA102 vaccine candidate. Additional steps required to support a BLA filing not covered by the 2003 Anthrax Contract include a large-scale safety study and may include other clinical trials.

      On November 4, 2004, we entered into a SNS Contract to provide up to 75 million doses of a rPA anthrax vaccine to the SNS. The SNS is a national repository of medical products maintained by the Centers for Disease Control and Prevention ("CDC"). The SNS Contract was awarded to us by the Office of the Assistant Secretary for Public Health Emergency Preparedness within the Department of Health and Human Services ("HHS").

      The SNS Contract, the first of its kind under Project BioShield, is intended to provide enough product to vaccinate 25 million Americans in a multiple-dose regimen against inhalation anthrax, the most deadly form of the disease. The contract calls for us to provide 25 million doses of our recombinant Protective Antigen anthrax vaccine to the SNS within two years of the award and a total of 75 million doses within three years. For the remainder of the 5-year contract, we are required to maintain active manufacturing operations and provide stockpile-related services. All 75 million doses may be accepted into the SNS prior to FDA licensure. We expect to recognize revenue from the supply contract upon acceptance of the vaccine by the U.S. government and delivery to the SNS. We will be working closely with the government to deliver the vaccine beginning in 2006.

      Under the authority of the Project BioShield Act of 2004, the U.S. government intends to begin taking delivery of the vaccine before it is licensed for use by the FDA. Vaccine purchased prior to FDA approval could be used in an emergency if authorized by the Secretary of Health and Human Services. Under the terms of the contract, we are required to continue developing the vaccine with the goal of receiving FDA licensure for use of the vaccine both before and after exposure to anthrax. The vaccine has already received Fast-Track designation, meaning that the FDA will take actions that are appropriate to expedite the development and review of a license application for the vaccine, when and if it is submitted to the FDA. While this designation may assist in expediting the FDA's review of our potential license application, it does not guarantee that the anthrax vaccine will be approved more quickly, or at all.

      The majority of the supply contract's value, $754.5 million, relates to a discounted payment at a fixed base price for delivery of the vaccine in advance of FDA approval. Payment is contingent upon delivery of useable product, defined as having the regulatory data permitting emergency use under Investigational New Drug status and manufactured under cGMP conditions. Supplemental milestone payments to the fixed base price, valued at an additional $123 million, are payable after the completion of two regulatory and one product development milestones. The two regulatory milestones are FDA


                                      24.

licensure of the vaccine for use before and after exposure to anthrax. The product development milestone requires demonstration of a shelf-life of the vaccine commensurate with industry standards.

      Above the base fee and milestone amounts of $877.5 million, the contract also includes task orders, valued at up to $69 million, which can be awarded at the government's sole discretion. These tasks, which would be funded under cost-plus fixed-fee arrangements, include testing the vaccine in children and the elderly, maintaining manufacturing operations for the vaccine and post-marketing studies.

      Development costs required to license the vaccine, over and above those covered by our two previous contracts with the NIAID, are being borne by us. We expect these remaining development costs, which include the costs of Phase III safety trials, will be recovered through sale of the vaccine under the SNS Contract.

      In addition to the $877.5 million contract we received on November 4, 2004, we believe that the HHS may order additional supplies of our anthrax vaccine to replenish the SNS. According to a Congressional Budget Office ("CBO") report from May 2003, the U.S. government expected to spend $700 million over a seven-year period to maintain and replenish a stockpile which, at the time, was expected to be composed of 60-million doses. We also intend to market the vaccine to approved foreign governments prior to FDA approval and to the U.S. military, state and local governments, and consumers if and when the vaccine candidate receives FDA approval.

      As part of our strategy, we have been and will continue to be dependent upon contracts from U.S. government agencies. Currently, substantially all of our revenues are obtained from these contracts. These contracts generally contain provisions which allow the U.S. government to terminate the contract either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. For a further discussion please see the section titled "Risk Factors--U.S. government agencies have special contracting requirements, which create additional risks."

      License from USAMRIID

      We have entered into a license agreement with USAMRIID under which USAMRIID granted us, subject to certain rights retained by the U.S. government, an exclusive, worldwide license (with the right to sublicense) under its patents pertaining to the method of making an anthrax vaccine and to a proprietary expression system to develop, make and commercialize vaccine products for the prevention or treatment of anthrax infection. The U.S. government has retained a non-exclusive, irrevocable, worldwide license to practice and have practiced on behalf of the United States and/or any foreign government or international organization pursuant to any treaty or agreement with the United States, the inventions claimed in the licensed patents or any improvements to those inventions. In addition, we have granted to the U.S. government a royalty-free license of the same scope to any patented invention that we create under the agreement. Pursuant to the terms of the license agreement, we are obligated to pay USAMRIID an execution fee, patent maintenance fees, anniversary fees, milestones and royalties. The agreement continues until the later of the last to expire patent in the licensed patent technology or the last abandonment of a patent application in the licensed patent technology. USAMRIID can terminate the agreement if we:

            o fail to diligently develop a vaccine product in accordance with the development plan described in the agreement;

            o     materially breach the agreement;


                                      25.

            o make a materially false statement (or fail to provide required information) in a plan or report required under the agreement;

            o     fail to make payments required under the agreement; or

            o     file for bankruptcy.

      In addition, USAMRIID may terminate the license agreement if it determines that such action is necessary to meet requirements for public use specified by government regulations issued after the effective date of the agreement and we do not satisfy such requirements. The license agreement also provides that USAMRIID reserves the right to require us and our affiliates to grant a nonexclusive, partially exclusive or exclusive license in any field of use to a responsible applicant, upon terms that are reasonable under the circumstances and under applicable law, to fulfill public health or safety needs.

      Human Clinical Trials

      The FDA has published guidelines for the approval of new drugs or biologics for potentially fatal diseases where human studies cannot be conducted ethically or practically. Unlike most vaccines, which require large, Phase III effectiveness trials in patients with the disease or condition being targeted, we believe that an anthrax vaccine can be evaluated and approved by the FDA on the basis of human clinical studies demonstrating safety and immune response, supported by pre-clinical studies to show effectiveness, but there is no assurance that the FDA will approve our vaccines on this basis. The rPA102 vaccine candidate was under development for more than a decade by USAMRIID prior to its license to us, and its effectiveness and safety have previously been documented in animals, including non-human primates. We have demonstrated the effectiveness of rPA102 in similar pre-clinical studies of product manufactured under our contract with NIAID. Pre-clinical studies will continue to be used to evaluate rPA102's safety and effectiveness as we optimize the vaccine formulation and immunization schedule. Approximately 600 human study volunteers have participated in our clinical studies of rPA102 to date, with additional clinical studies planned. No human study volunteers will be exposed to anthrax.

      We launched a Phase I randomized, single-blind, placebo-controlled, dose-ranging clinical trial of rPA102 in June 2003. The trial was conducted at four leading U.S. medical centers under funding from the 2002 Anthrax Contract. The trial was designed to evaluate rPA102's safety and its ability to stimulate an immune response at four different dose levels of rPA102 over a 12-month period, with a control group receiving BioThrax, the currently licensed anthrax vaccine. All immunizations were completed in September 2003. Preliminary results from the trial were submitted to NIAID and were used to establish our eligibility for the advanced development contract awarded to us on September 30, 2003. A total of approximately 100 healthy volunteers 18 to 40 years of age received a three-dose course of rPA102 immunization at 0, 4 and 8 weeks. Volunteers were assessed for safety at 30 minutes, 60 minutes and three days following immunization, after each of the three injections. Blood samples were collected and immune responses assessed by standard laboratory methods 12 times over a 48-week period.

      In March 2004, we announced the results of the Phase I clinical trial, which demonstrated that the recombinant anthrax vaccine candidate was well tolerated, with no safety or reactogenicity issues. In addition, we believe there was a clear dose response relationship between antigen concentration and immune response.

      In April 2004, we initiated the first of two Phase II clinical trials funded under the 2003 Anthrax Contract. The 13-month trial is being conducted at up to 12 medical centers in the United States and is intended to evaluate the safety and immunogenicity of different formulations of rPA102 among 480 healthy volunteers. Each formulation contains varying concentrations of recombinant Protective Antigen


                                      26.
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(rPA) and aluminum hydroxide, an adjuvant designed to enhance the immune response. The goal of the study is to determine the optimal combination of rPA and the adjuvant required to induce the most robust immune response.

      We intend to initiate a second Phase II clinical trial in mid-2005, also funded by the 2003 Anthrax Contract, to finalize the amount of aluminum hydroxide adjuvant required for the vaccine. Preliminary results from the first Phase II clinical trial indicated that the rPA103 vaccine may induce higher immune responses with less adjuvant. This result, which was unexpected, is also currently being examined in pre-clinical studies. The second Phase II clinical trial will also be designed to compare different dosing regimens to determine a vaccine administration schedule to optimize the speed and magnitude of the immune response. Based on the results of the Phase II trials, we intend to conduct Phase III safety trials of the rPA102 in a broad and diverse population of human volunteers, which we expect to use to support the filing of a BLA with the FDA in 2007. The vaccine is being developed for use in people either before or after they have been exposed to anthrax spores. When used after exposure, speed of the immune response will be critical, while when used in those who might be exposed to anthrax spores at some time in the future, duration of immunity is of utmost importance.

      Competition

      We believe our most significant competitors in the anthrax vaccine market include companies employing rPA-based vaccines similar to our own. In September 2002, Avecia received an rPA development contract, and in September 2003, Avecia also received a $71.3 million advanced development contract from NIAID. Avecia submitted a competing proposal to supply the SNS which was not accepted by the HHS. No other companies have received contracts from NIAID to develop an rPA anthrax vaccine.

      The DynPort Vaccine Company LLC, a subsidiary of Computer Sciences Corp., was developing an rPA-based anthrax vaccine candidate, although it has not received contracts from NIAID to develop such a vaccine or from the HHS for the SNS.

      A number of other companies, including BioPort Corp., Vical Incorporated, Microscience Ltd. and AVANT Immunotherapeutics, Inc., are working on alternative anthrax vaccine candidates. We believe that these programs do not meet the goals stated by the U.S. government to acquire an anthrax recombinant protective antigen protein vaccine.

      A number of companies, including Alexion Pharmaceuticals, Inc., Medarex, Inc., Human Genome Sciences, Inc. and AVANIR Pharmaceuticals, are developing monoclonal antibody therapies to treat and prevent anthrax infection. Monoclonal antibodies may provide a therapeutic benefit to patients infected with anthrax, and pre-clinical studies suggest that pre-exposure administration may provide protection from infection. The duration of this protection is typically weeks, versus years for most vaccines. Also, the cost per dose of monoclonal antibody therapeutics is generally much higher than a vaccine.

LC16m8 Smallpox Vaccine

      In collaboration with Chemo-Sero Therapeutic Research Institute of Japan ("Kaketsuken"), we are developing LC16m8, an attenuated live virus smallpox vaccine candidate, for use in the United States and potentially other markets. LC16m8 has already been licensed by the Japanese regulatory authorities for the prevention of smallpox in humans. The vaccine meets all Japanese requirements for effectiveness and improved safety versus conventional smallpox vaccines. Side effects were shown to be less frequent and of shorter duration than those following conventional smallpox vaccines. LC16m8 was administered


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

to approximately 50,000 Japanese children in clinical studies prior to its approval in Japan and to Japanese adults post approval. Based on human clinical data and animal experiments, we believe LC16m8 stimulates levels of protective immunity similar to conventional smallpox vaccines while being substantially safer than vaccines currently available in the United States and elsewhere. We will be required to demonstrate safety and effectiveness in additional clinical and pre-clinical studies in the United States in order to obtain FDA approval.

      In December 2003, we and Kaketsuken entered into a license agreement, pursuant to which we licensed from Kaketsuken the exclusive commercial rights to use, develop and sell the LC16m8 smallpox vaccine in the United States (the "LC16m8 Agreement"). The LC16m8 Agreement also provides us with a right of first refusal for the exclusive development and commercialization rights to LC16m8 in Europe and certain rights of negotiation for the co-commercialization of LC16m8 with Kaketsuken in any territory other than the United States, Europe and Asia.

      We believe that the LC16m8 Agreement is an important development in our biodefense vaccine business strategy because it provides us with full commercial rights in the United States for a second important vaccine product candidate. We believe that the vaccine, which was licensed in Japan in 1980, will have a better safety profile, yet be equally effective, compared to smallpox vaccines available in the United States or elsewhere.

      Pursuant to the terms of the LC16m8 Agreement, Kaketsuken is providing us with LC16m8 in bulk form and we will be responsible for creating the finished product with such formulation, packaging and labeling as is required by the FDA. In addition, Kaketsuken has provided us with certain amounts of bulk vaccine and finished product to be used in our non-clinical studies and clinical trials free of charge. For commercial purposes, Kaketsuken will sell us bulk vaccine at a formula-based price and Kaketsuken and we will share the profits from the sale of finished product pursuant to an agreed-upon formula. We do not have the right to manufacture bulk vaccine, except under certain limited circumstances where Kaketsuken is unable to supply us with bulk vaccine in sufficient quantity or as we may otherwise agree.

      We are responsible for funding and conducting all clinical and non-clinical trials with respect to seeking and obtaining regulatory approval of LC16m8 in the United States. However, Kaketsuken must consent to all clinical trials and non-clinical studies with respect to LC16m8. In addition, Kaketsuken is obligated to make certain efforts to support our regulatory approval efforts.

      Kaketsuken can terminate the LC16m8 Agreement in whole or in part:

            o on 60 days' notice if the FDA does not approve LC16m8 for commercial sale in the United States within four years of the effective date of the LC16m8 Agreement;

            o on 30 days' written notice if we fail to make payments to Kaketsuken under the LC16m8 Agreement; or

            o on 60 days' written notice if we do not share certain information required to be shared under the LC16m8 Agreement.

      We can terminate the LC16m8 Agreement if the FDA does not approve LC16m8 for commercial sale in the United States within four years of the effective date of the LC16m8 Agreement. In addition, for a period of five years after the termination of the LC16m8 Agreement, we may not, without Kaketsuken's prior written consent, file for or obtain regulatory approval, sell and/or otherwise deal in any product potentially in competition with LC16m8. During the term of the LC16m8 Agreement, we may not, without the prior written consent of Kaketsuken, develop, sell, commercialize and/or otherwise


                                      28.

deal in any products which may compete with LC16m8. These restrictions will be waived if the LC16m8 Agreement is terminated due to Kaketsuken's uncured material breach of the LC16m8 Agreement or the FDA determines that LC16m8 is not approvable in the United States.

      About Smallpox

      Smallpox is a serious, contagious and often fatal infectious disease. There is no specific treatment for smallpox disease, and the only prevention is vaccination. There are two clinical forms of smallpox. Variola major is the more severe and more common form of smallpox, inducing a more extensive rash and higher fever than variola minor. Historically, variola major has had an overall fatality rate of about 30%. Variola minor is the less common form of smallpox and a much less severe disease, with death rates historically of 1% or less.

      Generally, direct and fairly prolonged face-to-face contact is required to transmit smallpox from one person to another. Smallpox also can be spread through direct contact with contaminated objects such as bedding or clothing, and, in rare instances, by virus carried in the air in enclosed settings such as buildings, airplanes, buses and trains.

      Smallpox outbreaks have occurred from time to time for thousands of years; however, except for virus produced in laboratories, the disease was eradicated after a successful worldwide vaccination program. The last reported case of smallpox in the United States was in 1949. The last reported naturally-occurring case in the world was in Somalia in 1977. After the disease was eliminated from the world, routine vaccination against smallpox among the general public was stopped because it was no longer necessary for prevention.

      Although smallpox was officially eradicated in the 1970s, small quantities of the virus still exist in a few research laboratories worldwide. Furthermore, the former Soviet Union had an active program to weaponize smallpox. We believe that increasing concerns about the use of biological agents, including smallpox, in acts of terrorism or war have caused United States government officials to re-evaluate the importance of widespread smallpox vaccination in order to protect U.S. citizens from potential attacks. As a result, President Bush initiated a program that, among other goals, sought to vaccinate "first responders," such as people working in hospital emergency rooms and other public health environments, and police and fire departments, with the currently available vaccine, DryVax(R).

      It is estimated that between one and seven deaths from encephalitis, or inflammation of the brain, will occur for every one million DryVax immunizations. Despite DryVax's poor safety profile, the U.S. government moved forward with the vaccination program in January 2003 due to the perceived imminent threat of bioterrorism. However, only approximately 38,000 people have been vaccinated, with minimal on-going vaccination due to safety concerns. Clinicians discovered a probable link between the DryVax vaccine and myocarditis, a rare, previously unassociated heart condition implicated in up to three deaths of DryVax recipients in 2003. Conventional smallpox vaccine has also been recently linked to a less severe heart condition, pericarditis, which occurred at a rate of approximately 1 in 10,000 in recently immunized, healthy military personnel receiving smallpox vaccine. We believe that the emergence of possible heart-related complications has led to greater urgency to develop and stockpile a safer smallpox vaccine.

      Smallpox Vaccine Development Status

      We began animal efficacy studies of our smallpox vaccine candidate in the fourth quarter of 2003 and recently initiated a Phase I/II clinical study. On May 24, 2004, we presented results from two pre-clinical studies of the effectiveness of our attenuated smallpox vaccine candidate, LC16m8. In both


                                      29.
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rabbits and mice, a single dose of LC16m8 protected all animals against a lethal poxvirus challenge, and demonstrated efficacy equivalent to DryVax.

      Detailed results from these studies were presented at the Seventh Annual Conference on Vaccine Research sponsored by the National Foundation for Infectious Diseases ("NFID") in Arlington, Virginia. In a study titled "The Attenuated Vaccinia-Lister Vaccine LC16m8 Protects Mice from Severe Ectromelia Aerosol Challenge," three groups of mice were vaccinated with LC16m8 (2 x 105
PFU), DryVax (2 x 105 PFU) or saline solution. They were subsequently challenged with aerosolized ectromelia, a mouse orthopoxvirus. All of the placebo mice became ill, with nine of the 10 placebo mice dying. In contrast, all mice that received LC16m8 or DryVax survived. After vaccination but before challenge, animals vaccinated with LC16m8 had higher antibody titers compared to those vaccinated with DryVax, and the difference was statistically significant (geometric mean titers of 3,020 versus 1,454 as measured by ELISA, p< 0.001). This study was funded by the NIAID.

      A separate study, titled "The Attenuated Vaccinia-Lister Vaccine LC16m8 Protects Rabbits from Lethal Rabbitpox Challenge," was funded by us and conducted by scientists at VaxGen, University of Florida, University of Pennsylvania and Vanderbilt University. In this study, three groups of 20 rabbits each were vaccinated with LC16m8, DryVax or a placebo. Rabbits in each group were subsequently challenged with lethal doses (200 PFU or 1,000 PFU) of intradermal rabbitpox. All of the rabbits vaccinated with LC16m8 or DryVax survived, while all except one of the placebo recipients died. Levels of neutralizing antibodies present in the rabbits following vaccination with LC16m8 or DryVax were also measured. In two of the three assays, the ELISA and IMV Neutralizing Assay, LC16m8 recipients had higher levels of neutralizing antibodies compared to DryVax recipients, and these differences were statistically significant (p< 0.001). In the third assay, EEV Neutralization, antibody levels were equivalent in DryVax and LC16m8 recipients (47% versus 45% neutralization at day 28, p=0.756). Neutralizing antibodies are considered to be a measure of a vaccine's ability to confer protection.

      On October 20, 2004, we announced that we had initiated a Phase I/II clinical trial to evaluate the safety and immune response of LC16m8. Sponsored by us, the clinical trial is expected to enroll approximately 150 people at four clinical sites: the University of Kentucky School of Medicine, Saint Louis University Health Sciences Center, Stanford University and Vanderbilt University Medical Center. The volunteers will be randomized 4:1, with 120 receiving LC16m8 and 30 receiving DryVax. Study volunteers will be screened carefully for safety risk factors prior to enrollment. The screening process includes a physician's assessment of the volunteer's medical history, a physical exam, and a panel of cardiac and laboratory tests. All study volunteers will continue to be evaluated for safety in the clinic after vaccination and will return for regular safety assessments throughout the study. No one will be exposed to smallpox as a part of the clinical study. Interim results from the trial showed no serious adverse events related to the vaccines. The analysis looked at pooled, blinded data from 50 trial participants and was presented in an abstract published by the ASM Biodefense Conference in March 2005. We believe the results of this study will advance the understanding of attenuated smallpox vaccines and help the U.S. government and other potential purchasers determine the most appropriate attenuated smallpox vaccine for use in the general population.

      We have also advised and assisted Kaketsuken in improving its manufacturing processes. Under the LC16m8 Agreement, Kaketsuken has provided us with vaccine for animal effectiveness studies, bulk product to support our fill/finish process development, and one million doses for our clinical use in the United States free of charge. As of the end of March 2004, we completed the filling of approximately 700,000 doses of vaccine from the bulk product provided by Kaketsuken through a contract filling organization in the United States.


                                      30.

      Smallpox Vaccine Market Opportunity

      According to a CBO report in May of 2003 and updated in other documents, the U.S. government expects to spend $1.9 billion for the purchase, replenishment and maintenance of an attenuated smallpox vaccine over a 10-year period. Of this amount, $900 million is estimated for the purchase of 60 million doses during the first three years of the program. The report indicates the U.S. government expects to spend another $1.0 billion during the remaining seven years of the program to manage and replenish the vaccine stockpile as its shelf-life expires.

      We believe HHS may begin purchasing an emergency stockpile of attenuated vaccinia smallpox vaccine, such as LC16m8, before it has been approved by the FDA for commercial use. The actual purchase price for each dose of attenuated vaccinia smallpox vaccine would be subject to negotiation with the U.S. government. We intend to pursue sales of LC16m8 to the U.S. government, and, if we receive necessary regulatory approvals for LC16m8, we plan to pursue sales to commercial markets in the United States, possibly to certain foreign allied governments and to certain foreign commercial markets as allowed by U.S. law pursuant to our rights under the LC16m8 Agreement.

      Competition

      We are aware of two categories of products competing to meet the demand for a smallpox vaccine--unattenuated and attenuated strains of vaccinia. "Attenuated" refers to a strain of vaccine genetically altered to enhance its safety, as compared to the conventional, or unattenuated, strains.

      The first category of potentially competitive products is principally based on the traditional (unattenuated) New York City Board of Health ("NYCBH") and Lister/Elstree strains of the vaccinia virus. These vaccinia strains were produced in live animals, typically calves, and used widely during the period when smallpox was an endemic disease. With heightened concerns over the use of smallpox as a bioterror weapon, a number of companies, including Acambis plc, Chiron Corporation, Aventis Pasteur MSD Ltd. and Bavarian Nordic A/S, have undertaken programs to produce vaccines based on these unattenuated strains in modern cell line production systems. Many countries, including the United States, are currently stockpiling such smallpox vaccines, although none is yet approved by the FDA for marketing. Since these cell culture-derived vaccines are produced using the established non-attenuated strains of vaccinia, we believe that the side effect profile will be similar to that experienced with DryVax, a NYCBH strain. Earlier in 2004, Acambis announced that they were suspending clinical trials of their non-attenuated NYCBH strain cell-culture vaccine when interim results of their clinical studies showed rates of myocarditis similar to DryVax. We are not aware of any clinical trials of either of the NYCBH or Lister/Elstree strain vaccines in children. As a consequence, we believe that LC16m8 possesses a superior safety profile, where the genetic basis of attenuation is known and pre-clinical and clinical (including pediatric) data supports its enhanced safety. Further, the $1.9 billion of purchases of new smallpox vaccines included in a CBO report from May 2003 is specifically targeted to attenuated vaccines.

      The second category of potentially competitive products is based on attenuated strains of vaccinia. A number of experimental vaccines were under development in the 1970s in response to safety concerns with traditional smallpox vaccines as the risk-benefit profile changed with the decreasing prevalence of smallpox. With the eradication of smallpox, most of these development programs were terminated, and only two such products were licensed and used in the countries where they were developed: LC16m8 and Modified Vaccinia Ankara ("MVA"). While LC16m8 was licensed for the prevention of smallpox in Japan, MVA was licensed in Germany only for pre-vaccination to be followed some weeks later by immunization with a conventional unattenuated smallpox vaccine. The purpose of


                                      31.

pre-vaccination with MVA was to prime the immune system and thus reduce the rate of adverse events caused by traditional unattenuated vaccine.

      We are aware of two companies are now developing MVA as a stand-alone smallpox vaccine candidate for use in individuals at elevated risk of adverse events from unattenuated smallpox vaccines. The objective of these studies is to determine if higher doses of MVA, administered in a single or multiple dose schedule as opposed to the single dose of unattenuated vaccines or LC16m8, could give a level of immunity associated with protection. In February 2003, the NIH awarded two contracts to support such development to Bavarian Nordic A/S and Acambis plc. Clinical trials of the Bavarian Nordic MVA product are underway in the United States, and the Bavarian Nordic MVA product has also been purchased by certain European governments.

      While both LC16m8 and MVA are attenuated products, the degree and effect of the attenuation differs. LC16m8 was designed to replicate on the skin, but not at the higher temperatures in the blood stream or deep tissues of the human body. In contrast, MVA does not replicate well, if at all, in humans, either on the skin or in the deep tissues. We believe that using a virus that does not replicate may confer some safety advantage, but also carries certain potential disadvantages. MVA, unlike LC16m8, does not create a "pock," or a small, round scar at the site of injection, which is generally recognized as evidence of successful smallpox immunization. The lack of a pock makes it difficult to evaluate quickly whether vaccination has been successful. LC16m8 is administered as a single dose and does produce a pock. Based on published peer-reviewed pre-clinical and clinical studies, multiple intramuscular injections of MVA are necessary to stimulate a significant immune response. In addition, higher doses are required compared to a vaccine that is known to replicate, such as LC16m8. In February 2005, Bavarian Nordic announced that it had protected mice against a "lethal dose of vaccinia" within three days of vaccination with one dose of MVA. However, to our knowledge, these results have not been published, peer reviewed, presented at an open scientific meeting or independently verified, and Bavarian Nordic has not presented any detailed specifications about how the challenge study was designed and conducted. We also believe that supplying MVA in large quantities may present challenges, due to the potential of higher dose requirement and the fact that manufacturing viruses that are unable to replicate effectively in humans is difficult.

      The NIH has indicated that one reason for its interest in MVA as an approach to smallpox immunization is to provide protection to those for whom live virus vaccine approaches, including LC16m8, may not be appropriate. This group would include persons with weakened immune systems, certain skin disorders, and pregnant women. LC16m8 may not be appropriate in such populations except in response to actual exposure to smallpox.

Manufacturing

      Celltrion Joint Venture

      In February 2002, we formed a joint venture with Nexol Biotech Co., Ltd, Nexol Co., Ltd., Korea Tobacco & Ginseng Corporation and J. Stephen & Company Ventures Ltd. (the "South Korean investors") to build and operate a mammalian cell culture biomanufacturing facility in Incheon, South Korea, and to provide partial funding for the construction of a manufacturing facility under our management control in California. The joint venture, Celltrion, has received approximately $45.7 million in cash from the South Korean investors, secured a $40.0 million loan from a South Korean bank and received technology and manufacturing know-how from us valued at $30.0 million. As our part of the investment in the joint venture, we provided mammalian cell culture technology and biologics production expertise. We currently own approximately 36% of Celltrion and are the largest stockholder.


                                      32.

      VaxGen's California Manufacturing Facility

      We occupy an approximately 65,000 square foot manufacturing facility, approximately 20,000 square feet of which is dedicated to cGMP manufacture. The remainder of the space is used for quality control laboratories, quality assurance offices, general office and expansion space. We lease the space occupied by the manufacturing facility from third parties and own the leasehold improvements and capital equipment in the facility.

      Our manufacturing facility was originally contemplated to be used to facilitate the transfer of cell culture manufacturing technology to Celltrion, to conduct on-site training of Celltrion personnel and to expedite commercial licensure and launch of AIDSVAX, a vaccine designed to prevent infection by HIV. As of November 2003, we ceased our development efforts for AIDSVAX. We began using the facility in the first quarter of 2004 to manufacture the three million-dose inventory required by our 2003 Anthrax Contract with NIAID. We intend to use the facility to manufacture the vaccine to fulfill the requirements under the SNS Contract.

      We believe that our facility, which completed validation in February 2004, will be capable of manufacturing all of the rPA102 anthrax vaccine required by the SNS Contact plus an additional supply of the vaccine and could be expanded to meet additional demand, if needed. The facility was designed for the flexible manufacture of biopharmaceutical products including those grown in bacteria, such as rPA102, as well as products produced in mammalian cell culture, such as monoclonal antibody therapeutic products. In addition to using the facility to produce our anthrax vaccine, we plan to use the facility for the manufacture of future products, both for clinical purposes and commercial sale.

      As of March 18, 2005, we had completed more than 12 manufacturing runs of recombinant PA, which represents well in excess of 5 million bulk doses of rPA102 and which have been produced for clinical and developmental purposes. We expect to begin manufacturing bulk vaccine for the SNS in the third quarter of 2005 and believe we remain on schedule to provide the 75 million doses rPA102 within the requirements of the SNS Contract.

      South Korea Manufacturing Facility

      The manufacturing facility in Incheon, South Korea, which will be operated and financed by Celltrion is planned to include 50,000 liters of bioreactor capacity on approximately 23 acres of land. The Incheon facility is expected to engage in mammalian cell culture biomanufacturing, which is used to make many of the pharmaceutical products developed by the biotechnology industry, including monoclonal antibodies and therapeutic proteins. Depending on demand, the plant's capacity can be expanded to approximately 150,000 liters. Celltrion has not secured any agreements under which products would be produced at this facility, although it is in advanced discussions with one potential customer. However, it is uncertain whether there will be sufficient demand for mammalian cell culture manufacturing to make this facility profitable. The initial build-out is currently under construction and is expected to be completed in 2005. The South Korean investors and bankers are providing the funding necessary to design, construct, validate and operate the Incheon facility; however, Celltrion will need to raise additional capital to fund the operation of this facility. Celltrion currently has no commitments for the investment of additional funds, and we are not obligated to provide such funding.

      The Celltrion Joint Venture Agreement

      Under the terms of the Celltrion joint venture agreement, dated February 25, 2002, between us and the South Korean investors, Celltrion is managed by a board of directors composed of five


                                      33.

individuals. We hold two seats on the Celltrion Board, including the representative director who presides over meetings of the Board and is also charged with the administration of Celltrion's daily business affairs. So long as we retain 66-2/3% of our initial shareholdings in Celltrion, we will be entitled to nominate two of the directors, including the representative director. The laws of the Republic of Korea govern the Celltrion joint venture agreement.

      The Celltrion joint venture agreement may be terminated as follows:

            o if any party commits a material breach of any of its obligations that is not cured within 60 days from the date of written notice of breach;

            o if any party becomes incapable for a period of six months of performing any of its obligations under the Celltrion joint venture agreement because of a force majeure;

            o if any party files for liquidation, bankruptcy or a similar transaction or event; or

            o if the license agreement, which specifies the terms and conditions of the use of the technology we contributed to Celltrion, is terminated by us for certain reasons described in the license agreement.

      Land Purchase and Sale Agreement

      On February 25, 2002, we entered into a land purchase and sale agreement with the City of Incheon, South Korea providing for the purchase of the land for Celltrion's South Korean manufacturing facilities over a 10-year period. As part of Celltrion's initial formation and as contemplated by the land purchase and sale agreement, we and Celltrion entered into an assignment agreement on March 26, 2002 under which we assigned Celltrion our rights, liabilities and obligations, including the purchase price payment obligations, under the land purchase and sale agreement. Until the transfer of legal title to the land to Celltrion, which is currently anticipated to occur in 2012, Celltrion may use the land for construction and operation of the manufacturing facilities. Once all of Celltrion's payment obligations under the land purchase and sale agreement are satisfied, the City of Incheon will transfer legal title to the land to Celltrion.

      Contribution Agreement

      Under the terms of the contribution agreement dated February 25, 2002 between us and Celltrion, we made an in-kind contribution to Celltrion, as a part of the initial capitalization of Celltrion, of the license and sub-license of certain cell culture technology used for the manufacture of a number of pharmaceutical products including AIDSVAX, if licensed. We received 7.8 million shares of Celltrion common stock for this contribution.

      Agreements entered into in connection with acquisition of VCI

      In connection with our acquisition of Celltrion's interest in VCI, we entered into agreements pertaining to our ownership of Celltrion and our contractual obligations to Celltrion. We entered into a Termination Agreement, dated December 30, 2004, by and between us and Celltrion, a Revised Joint Venture Agreement, dated December 30, 2004, by and between us and the South Korean investors, an Agreement, dated December 30, 2004, by and between us and the South Korean investors (the "Surrender Agreement"), and a Technical Support and Services Agreement, dated December 30, 2004, by and between us and Celltrion. In connection with these agreements, we have reduced our ownership in Celltrion from 48% to 36%. We are still the single largest shareholder in Celltrion. In exchange for


                                      34.

reducing our ownership in Celltrion, we have no future obligation to transfer our technology to Celltrion or to provide additional technical support to Celltrion. Celltrion has the right to continue to use certain technology previously transferred to it by us and may obtain future technical support and certain services from us.

      The Revised Joint Venture Agreement provides for future capitalization of Celltrion, including the possible sale of additional stock to new investors, and provides for the management of Celltrion by increasing the number of directors of Celltrion from five to six. Furthermore, the Revised Joint Venture Agreement provides that VaxGen and Nexol together will appoint the representative director of Celltrion.

      The Termination Agreement provides for the termination of the Supply Agreement, dated March 25, 2002, by and between us and Celltrion, the termination of the License Agreement, dated March 25, 2002, by and between us and Celltrion, and the termination of the Sub-License Agreement, dated March 25, 2002 by and between us and Celltrion.

      The Surrender Agreement provides for the return by us of 2,000,000 shares of common stock of Celltrion, out of the 7,800,000 shares originally granted to us, in exchange for the termination of certain of our obligations to continue to transfer technical know-how to Celltrion. The Surrender Agreement also provides for the surrender of shares of Preferred Stock in Celltrion held by J. Stephen & Company Ventures Ltd., in exchange for the termination of the obligation of J. Stephen & Company Ventures Ltd. to further invest in Celltrion.

      The Technical Support and Services Agreement provides for the license to Celltrion of technology owned or licensed by us. The Technical Support and Services Agreement also provides the terms by which Celltrion may obtain technical assistance from us in the future.

      Historical Financial Statements and Status of Audits By Independent
Auditors

      Revenue Recognition

      In April 2004, we terminated our relationship with our independent auditors KPMG LLP and engaged other independent auditors. As part of an examination of our historical financial statements, we determined in July 2004 that we should recognize revenue from certain government contracts, most of which are with NIAID, as costs are incurred. Previously we recognized NIAID contract revenue only after completing contract milestones. The result of this change was to accelerate the recognition of revenue and materially decrease the net loss applicable to common stockholders for the relevant periods. The SEC has reviewed our change in accounting policy. As a result, we determined that our historical financial statements should not be relied upon.

      KPMG was unwilling to re-issue their audit opinions for 2003 and 2002 to reflect our new revenue recognition policy, and they have withdrawn their audit opinions for those years. Therefore we have engaged new independent auditors to re-audit our financial statements for 2003, 2002 and 2001 as well as conduct their audit for 2004 and their review of the fiscal quarters of 2004. This process of re-audit is ongoing.

      Pending completion of our independent auditors' re-audits of prior years, we have been unable to file financial statements with the SEC since March of 2004. Due to our failure to file timely financial statements with the SEC, we were delisted from the Nasdaq National Market ("Nasdaq") in August 2004.

      We have undertaken the reaudit of our annual financial statements for the three fiscal years ended December 31, 2003, 2002 and 2001, which is substantially complete. We anticipate the changes that will


                                      35.

be reflected in our amended 2003 10-K will result in the acceleration of the recognition of revenue, and a material decrease in the net loss applicable to common stockholders for the combined periods.

      Celltrion Consolidation

      Since Celltrion's inception in February 2002, we have used footnotes in our financial statements to describe our relationship with Celltrion. We have not recorded an investment in the joint venture on our consolidated balance sheet because the historical cost of the non-monetary assets that we contributed to the joint venture was zero. We also did not recognize any share of Celltrion's operating losses, which are associated with building a biopharmaceutical manufacturing facility in South Korea, because we have no further funding obligation to the joint venture.

      However, we are currently evaluating whether it is necessary to include the financial statements of Celltrion with our own. If we determine that Celltrion's results should be integrated into our own we may be required to record the fair value of our investment and our share of the venture's start-up losses and impairment reserves and to prepare and audit the financial statements for Celltrion to be in conformity with U.S. GAAP and U.S. Auditing Standards. We do not expect the ultimate decision with respect to accounting for Celltrion to affect our existing or previously reported cash balances.

      Expected Reaudit Timeline and Relisting

      If we determine that Celltrion's financial results should not be integrated into ours, we expect to file our outstanding periodic reports with the SEC and apply for relisting on Nasdaq in the second quarter of 2005. If we determine that Celltrion's financial results should be integrated into our own, we expect to file all of our outstanding periodic reports with the SEC and apply for relisting on Nasdaq in the third quarter of 2005, and to be relisted on Nasdaq six to eight weeks after we file our periodic reports, if our listing application is approved. However, we cannot give any assurance that we will be able to file our outstanding periodic reports with the SEC or that we will apply for listing on Nasdaq, or that Nasdaq will relist our common stock if we were to apply.

      To be eligible for relisting we must meet Nasdaq's initial listing criteria, and we believe we will need to be in compliance with Sections 13 and 15(d) of the Exchange Act. We are now subject to Section 404 of the Sarbanes-Oxley Act of 2002, and may not be able to satisfy the requirements thereof. If the SEC determines that we failed to comply with Section 404 of the Sarbanes Oxley Act of 2002, we may be deemed to be in violation of Sections 13 and 15(d) of the Exchange Act, which could substantially delay our ability to become relisted. See "Risk Factors -We do not have current financial statements and therefore you are not currently able to evaluate our current financial condition or operating history and results."

      Section 404 under the Sarbanes-Oxley Act of 2002 requires that we perform an assessment of our internal controls over financial reporting, and engage our auditors to perform an audit of our internal controls over financial reporting. We were required to complete the assessment as to the adequacy of our internal control reporting as of December 31, 2004.

      Our auditors have expressed serious concerns that we did not allow sufficient time for us and our auditors to complete our and their respective responsibilities before December 31, 2004.

      If our independent auditors conclude that we failed to complete the required assessment as to the effectiveness of our internal controls over financial reporting or if they conclude that they were unable to


                                      36.

complete their required audit of internal controls and financial reporting, they may disclaim an opinion as to the effectiveness of our internal controls.

      We do not believe that the SEC has provided guidance as to the effect of such a disclaimer. If we receive such a disclaimer, our Annual Report on Form 10-K for the year ended December 31, 2004, once filed (if ever), may be deemed to be deficient by the SEC. If our 2004 10-K were deemed to be deficient, the SEC may conclude that we are in violation of Sections 13 and 15(d) of the Exchange Act, which violation may not be cured until we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the "2005 10-K").

Legal Proceedings

      On March 17, 2003, a civil complaint for violation of Sections 10(b) and 20(a) of the Exchange Act was filed in the United States District Court for the Northern District of California, entitled Janice Whitkens v. VaxGen, Inc., et al., Civil Action No. C03-1129 JSW. The plaintiff seeks to represent a class of persons who purchased our securities between August 6, 2002 and February 26, 2003, and alleges that the defendants misled investors about the progress of certain clinical trials and our future manufacturing and marketing plans. Following the filing of the Whitkens complaint, several additional class action complaints were filed in the same court, each making identical or similar allegations against the same defendants. On April 16, 2004, Theodore Williams was appointed Lead Plaintiff and an Amended Consolidated Complaint was filed on May 14, 2004. The matter is captioned In re VaxGen Securities Litigation, Civil Action No. C-03-1129-JSW, and is pending in the United States District Court for the Northern District of California. Named as defendants are VaxGen, Inc., Chief Executive Officer Lance K. Gordon and former President Donald P. Francis. On June 28, 2004 defendants filed their motion to dismiss the Amended Consolidated Complaint. This motion was heard on February 25, 2005 and on that date the Court took the matter under submission. We believe that we have strong defenses and intend to defend these actions vigorously.

      On or about March 21, 2003, two separate but virtually identical shareholder derivative actions were filed in California Superior Court for San Mateo County entitled Rhodes v. Allen, et al. civil action No. CIV 430087, and MacDonald v. Allen, et al., civil action No. CIV 430088. A consolidated complaint was filed in June 2003. Named as defendants in the action are Company directors Lance K. Gordon, Randall L-W. Caudill, and William D. Young, and former Company directors Donald P. Francis, Phillip W. Berman, David W. Beier, and Stephen C. Francis (the "Company Directors"). Also named as defendants are Paul Allen and Vulcan Ventures, Inc. (the "Vulcan Defendants"). The allegations of the consolidated complaint are similar to those contained in the class action, although unlike the class action, in the derivative action the plaintiff purports to seek recovery on behalf of VaxGen, rather than from VaxGen. Plaintiffs allege as well that the Vulcan Defendants sold shares of our stock while in possession of material non-public information about us. Plaintiffs, purportedly suing on behalf of VaxGen, assert claims against all defendants for breach of fiduciary duty, mismanagement, waste and unjust enrichment, and against the Vulcan Defendants for breach of fiduciary duty and insider trading. The Company Directors and the Vulcan Defendants filed demurrers challenging the demand futility allegations in the


                                      37.

consolidated complaint. The Court overruled the defendants' demurrers and the parties have entered the discovery phase of the litigation. The parties have entered into settlement discussions.

Employees

      As of February 28, 2005, we had 229 employees: 25 were clinical staff, 48 were research and development staff, 48 were management/administration staff, 62 were regulatory and quality services staff and 46 were manufacturing staff. None of our employees is subject to a collective bargaining agreement, and we believe that our relations with our employees are good.

Other Information

      We were incorporated in Delaware in November 1995. Our principal executive offices are located at 1000 Marina Boulevard, Suite 200, Brisbane, California 94005, and our telephone number is (650) 624-1000. Our website is http://www.vaxgen.com. We have not incorporated by reference into this Current Report on Form 8-K the information contained on or accessible through our website, and you should not consider it to be a part of this document. Our website address is included in this document as an inactive textual reference only.

                  SECTION 9--FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

      (a)   Financial Statements of Businesses Acquired. Not applicable.

      (b)   Pro Forma Financial Information. Not applicable.

      (c)   Exhibits.

Exhibit No.       Description
-----------       -----------

Exhibit 99.1 Press release entitled, "VaxGen Announces Pricing of $31.5 Million of Convertible Senior Subordinated Notes".


                                      38.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                          VaxGen, Inc.
                                                          (Registrant)

Dated: March 31, 2005                           By: /s/ James M. Cunha
                                                    ----------------------------
                                                    James M. Cunha
                                                    Chief Financial Officer


                                      39.

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

Exhibit 99.1 Press release entitled, "VaxGen Announces Pricing of $31.5 Million of Convertible Senior Subordinated Notes".


                                      40.